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                                                                     EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  LINDOWS, INC.

     The undersigned, Kevin B. Carmony and Chad H. Olson, hereby certify that:

     1. They are the President and Secretary, respectively, of Lindows, Inc., a Delaware corporation (the "Corporation"), the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on July 24, 2001.

     2. Paragraph A of Article IV of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

          "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred Fifty Million (150,000,000), consisting of Seventy Million (70,000,000) shares of common stock, with a par value of $0.0001 per share ("Common Stock"), and Eighty Million (80,000,000) shares of preferred stock, with a par value of $0.0001 per share ("Preferred Stock"). Upon the effectiveness of this amendment of the Amended and Restated Certificate of Incorporation, each outstanding 3.65 shares of Common Stock of the Corporation shall be combined and converted into one share of Common Stock. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder's fractional share based upon the fair market value of the Common Stock, as determined by the Corporation's Board of Directors."

     3. This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware.

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     IN WITNESS WHEREOF, the undersigned have executed this Certificate of
Amendment of Certificate of Incorporation on this 16th day of July, 2004.

                                             /s/ Kevin B. Carmony
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                                                  Kevin B. Carmony, President


                                             /s/ Chad H. Olson
                                        ----------------------------------------
                                                  Chad H. Olson, Secretary